EXHIBIT 10.4

ENTRUST, INC.

AMENDMENT TO SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This amendment (the “Amendment”) is made by and between F. William Conner (the “Executive”) and Entrust, Inc., a Maryland corporation (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”) on December 31, 2008.

W I T N E S S E T H:

WHEREAS, the Parties previously entered into a severance and change in control agreement, dated February 2, 2004 (the “Agreement”); and

WHEREAS, the Parties wish to amend the Agreement, and bring certain terms into documentary compliance with Section 409A of the Internal Revenue Code and the final regulations and other official guidance thereunder (“Section 409A”) so as to avoid the imposition of any additional tax under Section 409A, as set forth below.

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree that the Agreement is hereby amended as follows:

1. Change in Control. Section 1(d) is hereby amended in its entirety to read as follows:

d. “Change in Control” shall mean the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that for purposes of this subsection (d), the acquisition of additional securities by any one Person, who is considered to own more than 30% of the total voting power of the securities of the Company will not be considered a Change in Control;

(ii) Change in Effective Control of the Company. A change in effective control occurs either (1) on the date on the date that any Person acquires ownership of the stock of the Company that, together with the stock acquired by such Person during the preceding 12 months, constitutes 30% or more of the total voting power of the stock of the Company, except that for purposes of this subsection (a), the acquisition of additional securities by any one Person, who is considered to own more than 50% of the total voting power of the securities of the Company will not be considered a Change in Effective Control, or (2 on the date that a majority of members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 1(d), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time (“Section 409A”).

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (1) its sole purpose is to change the state of the Company’s incorporation, or (2) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.”

2. Benefits Continuation. The first paragraph of Section 4(b)(vii) is hereby amended and restated as follows:

“(vii) continued participation in all medical, health and life insurance plans at termination of Executive’s employment, provided, that any payment or reimbursement to, or on behalf of, Executive shall occur no later than 30 days following the date any applicable insurance premium payment is due; continued benefits under this sub-section (vii) will apply until the earlier of:”

3. Code Section 409A. A new Section 23 is hereby inserted into the Agreement to provide as follows:

“23. Code Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no Deferred Payments (as defined below) shall be payable until Executive has a “separation from service” within the meaning of Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”). Similarly, no severance payable to Executive, if any, pursuant to this Agreement that would otherwise be exempt from Section 409 pursuant to Treasury Regulation

1.409A-1(b)(9) shall be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b) Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), and the severance payments and benefits payable to Executive, if any, pursuant to the Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”), such Deferred Payments that are otherwise payable within the first 6 months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date 6 months and 1 day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the 6 month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.”

4. Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

5. Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.

6. Successors and Assigns. This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.

7. Governing Law. This Amendment will be governed by the laws of the State of Texas (with the exception of its conflict of laws provisions).

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IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	ENTRUST, INC.

	By:	/s/ Jay D. Kendry
	Title:	VP & CGO
	Date:	Dec. 31, 2008

EXECUTIVE	By:	/s/ F. William Conner
	Title:	President & CEO
	Date:	Dec. 31, 2008